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                                                                  EXHIBIT 3.2




                           U.S. HOME CORPORATION

                         CERTIFICATE OF RETIREMENT

                      (Pursuant to Section 243 of the
             General Corporation Law of the State of Delaware)


                  U.S. Home Corporation, a corporation organized and existing
under   the   General   Corporation   Law   of   the   State of Delaware (the
"Corporation"),

                  DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted which identified shares of the capital stock of the Corporation, which, to the extent hereinafter set forth, have the status of retired shares (the "Retired Shares").

                  SECOND: As of June 30, 1996, the Retired Shares which were converted into an equal number of shares of the Corporation's common stock, $.01 par value per share, since the Corporation's previous filing of a Certificate of Retirement with the Secretary of State of the State of Delaware on September 14, 1995, are identified as being an aggregate of Two Hundred Nineteen Thousand Five Hundred Forty-One (219,541) shares of Convertible Redeemable Preferred Stock, $0.10 par value per share.

                  THIRD:   That the Restated Certificate of Incorporation of
the Corporation, as filed on June 18, 1993 with the Secretary of State of the State of Delaware, as amended (the "Restated Certificate"), prohibits the reissue of the shares of Convertible Redeemable Preferred Stock when so retired and provides that such shares will be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate, it shall have the effect of amending the Restated Certificate so as to reduce the authorized number of shares of the Convertible Redeemable Preferred Stock to the extent of Two Hundred Nineteen Thousand Five Hundred Forty-One (219,541) shares, being the total number of shares retired pursuant to this Certificate of Retirement. As a result of such amendment, the aggregate number of authorized but unissued shares of Preferred Stock shall not be reduced and the authorized number of shares of Convertible Redeemable Preferred Stock shall be reduced to Two Hundred Seven Thousand Two Hundred Six (207,206) shares.

                  FOURTH: The capital of the Corporation shall not be reduced by or in connection with the retirement of the shares of Convertible Redeemable Preferred Stock.

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                  IN WITNESS  WHEREOF,  the  Corporation  has  caused  this
Certificate to be signed by Isaac Heimbinder, its President, this 31st day of July, 1996.



                          By: \s\ Isaac Heimbinder
                              ------------------------
                              ISAAC HEIMBINDER
                              President